Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                       (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12

                   COMTEX NEWS NETWORK, INC.
        (Name of Registrant as Specified In Its Charter)
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box) :

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11

     1)   Title of each class of securities to which
          transaction applies:
     ___________________________________________________________

     2)   Aggregate number of securities to which transaction
          apples:
     ___________________________________________________________

     3)   Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act Rule
          0-11 (Set forth the amount on which the filing fee
          is calculated and state how it was determined):
     ___________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
     ___________________________________________________________

     5)   Total fee paid:
     ___________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     ____________________________________________________________

     2)   Form, Schedule or Registration Statement No. :
     ____________________________________________________________

     3)   Filing Party:
     ____________________________________________________________

     4)   Date Filed:
     ____________________________________________________________

                    COMTEX NEWS NETWORK, INC.
                  4900 Seminary Road, Suite 600
                   Alexandria, Virginia  22311

                                             October 30, 2000
Dear Fellow Shareholders:

     You are cordially invited to attend COMTEX News Network, Inc.'s Annual Meeting of Shareholders to be held on December 7,
2000 at 11:00 a.m. local time at the Hilton Alexandria Mark
Center, 5000 Seminary Road, Alexandria, Virginia.

     At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) election of the Company's Board of Directors; (ii) approval of an amendment to the Company's 1995 Stock Option Plan; (iii) ratification of the appointment of Ernst & Young LLP as the Company's independent auditors; and (iv) any other business as may properly come before the meeting. In addition, we will be pleased to report on the business of the Company and a discussion period will be provided for questions and comments of general interest to shareholders.

     Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting.
Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response is important and would be appreciated.

                                   Sincerely,


                                   /S/C.W. GILLULY

                                   C.W. Gilluly, Ed.D.
                                   Chairman


                                   /S/CHARLES W. TERRY


                                   Charles W. Terry
                                   President and
                                   Chief Executive Officer

 YOUR VOTE IS IMPORTANT

      Even if you plan to attend the meeting, please complete, sign, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire even if you have previously sent in your proxy.

      If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to vote your shares on the enclosed card.

                   COMTEX News Network, Inc.

            Notice of Annual Meeting of Shareholders
                        December 7, 2000

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of COMTEX News Network, Inc., a New York corporation (the "Company"), is scheduled to be held on December 7, 2000 at 11:00 a.m., local time, at the Hilton Alexandria Mark Center located at 5000 Seminary Road, Alexandria, Virginia for the following purposes:


     1. To elect six directors to serve for the terms of office specified in the accompanying proxy statement and until their successors are duly elected and qualified;

     2.   To approve an amendment to the Company's 1995 Stock Option
          Plan to provide for an automatic annual increase in the number of shares reserved for issuance, as adopted by the Company's Board of Directors (the "Board") on September 21, 2000;

     3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for fiscal year
          2001; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.


     Only shareholders of record at the close of business on October 23, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

                                   FOR THE BOARD OF DIRECTORS

                                  /S/ S. AMBER GORDON

                                   S. Amber Gordon
                                   Corporate Secretary


Alexandria, Virginia
October 30, 2000

                    COMTEX News Network, Inc.

                         PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share of COMTEX News Network, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for the Annual Meeting of Shareholders to be held on December 7, 2000 at 11:00 a.m. local time at the Hilton Alexandria Mark Center, 5000 Seminary Road, Alexandria, Virginia, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about November 6, 2000 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability and Voting of Proxy

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of each of the nominees for director listed under Election of Directors below, and to approve Proposals No. 2 and 3 as set forth in the accompanying Notice of Annual Meeting of Shareholders and, in accordance with their best judgment, on any other matters which may properly come before the Annual Meeting.

Record Date and Voting Rights

     Only shareholders of record at the close of business on October 23, 2000 are entitled to notice of and to vote at the Annual Meeting. As of October 23, 2000, 9,968,237 shares of Common Stock were issued and outstanding. This is the only class of shares authorized by the Company. Each Common Stock share is entitled to a single non-cumulative vote on all matters that may properly come before the annual meeting. The holders of a majority of the votes of shares entitled to vote at the annual meeting, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

     Proposals No. 2 and 3, the proposed amendment of the Company's 1995 Stock Option Plan and the ratification of Ernst & Young LLP as the Company's independent auditors, require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such proposals.

     All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

     Votes at the Annual Meeting will be tabulated by Inspectors of Election appointed by the Company.

SHAREHOLDER PROPOSALS

    Proposals of shareholders of the Company that are intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than July
10, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

SHAREHOLDER LIST

     A list of shareholders entitled to vote at the Annual
Meeting will be available at the Company's offices, 4900 Seminary
Road, Suite 600, Alexandria, Virginia 22311, for a period of ten
(10) days prior to the Annual Meeting for examination by any shareholder, and at the Annual Meeting itself.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of October
23, 2000 regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock,
(ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation") and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o COMTEX News Network, Inc., 4900 Seminary Road, Suite 600, Alexandria, Virginia 22311. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.


Name and Address of        Amount and Nature of      Percentage
 Beneficial Owner        Beneficial Ownership <F1>    of Class
-------------------      -------------------------   ----------

AMASYS Corporation            4,693,940 <F2>          47.1%
4900 Seminary Road,
St. 600
Alexandria, VA  22311

NextGen Capital, LLC.           500,000                5.0%
12701 Fair Lakes
Circle, St. 690
Fairfax, VA  22033


C.W. Gilluly, Chairman        4,489,006 <F2><F3>      37.8%

Charles W. Terry,             1,132,508 <F4>          10.3%
Director, President
and Chief Executive
Officer

Erik Hendricks,                  44,900 <F5>            *
Director

Robert A. Nigro,                131,142 <F5>           1.3%
Director

John D. Sanders,                 79,000 <F6>            *
Ph.D., Director

John Brunette,                    6,600 <F7>            *
Director


Deborah W. Ikins,               225,867 <F8>           2.2%
Executive Vice
President

Aaron N. Daniels, Vice           49,028 <F9>            *
President  and Chief
Financial Officer

Sheri Robey-Lapan,               64,351 <F9>            *
Vice President
Marketing and
Corporate Strategy

All Directors and             6,222,402 <F10>         46.7%
Executive Officers as
a group
(10 Persons)
________________________
* - Less than 1%.


<F1>  Beneficial ownership is direct unless otherwise indicated.

<F2>  Includes 2,540,503 shares of the Company's Common Stock which may be acquired by Dr. Gilluly and his wife, Marny (the "Gillulys"), pursuant to a Stock Option Agreement among AMASYS, Pacific Telecommunications Systems, Inc., a wholly owned subsidiary of AMASYS ("PTSI"), and the Gillulys. See "Executive Compensation - Board of Directors Interlocks and Insider Participation."

<F3>  Includes 1,804,003 shares which may be acquired pursuant to a Stock Option Agreement between the Company and the Gillulys. Also includes 100,000 shares which may be acquired by Dr. Gilluly upon the exercise of vested options granted under the COMTEX News Network, Inc. 1995 Stock Option Plan.

<F4>  Includes 629,508 shares which may be acquired upon the exercise of vested options granted under the COMTEX News Network, Inc. 1995 Stock Option Plan; 451,000 shares which may be acquired upon the exercise of vested options granted per a transfer by Dr. Gilluly of options held by Dr. Gilluly that were previously granted by COMTEX; 10,000 shares held by Mr. Terry's children under the Uniform Gifts to Minors Act; 5,000 shares held by Mr. Terry's mother, as to which Mr. Terry holds dispositive power; and 12,000 shares held by Mr. Terry's wife, as to which he disclaims beneficial ownership.

<F5>  Includes 42,400 shares which may be acquired upon the
      exercise of vested options granted under the COMTEX News
      Network, Inc. 1995 Stock Option Plan.

<F6>  Includes 16,500 shares which may be acquired upon the
      exercise of vested options granted under the COMTEX News
      Network, Inc. 1995 Stock Option Plan.

<F7>  Includes 6,600 which may be acquired upon the exercise of vested options granted under the COMTEX News Network, Inc.
      1995 Stock Option Plan.

<F8>  Includes 173,950 shares which may be acquired upon the exercise of vested options granted under the COMTEX News Network, Inc. 1995 Stock Option Plan and 7,000 shares which may be acquired upon the exercise of vested options granted per a transfer by Dr. Gilluly of options held by Dr. Gilluly that were previously granted by COMTEX.

<F9>  Includes 43,890 shares which may be acquired upon the
      exercise of vested options granted under the COMTEX News
      Network, Inc. 1995 Stock Option Plan.

<F10> Includes David Lewis, who was appointed Vice President,
      Technology on September 29, 2000.

                         PROPOSAL NO. 1

                     ELECTION OF DIRECTORS

     Six directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The names of the nominees and certain other information
about them are set forth below:
                                 Director
Nominee                   Age     Since    Office Held with Company

C.W. Gilluly, Ed.D.       54         1992  Chairman of the Board

Erik Hendricks            56         1991  Director

Robert A. Nigro           51         1991  Director

Charles W. Terry          49         1994  President, Chief Executive
                                           Officer and Director

John D. Sanders, Ph.D.    62         1998  Director

John S. Brunette          41         2000  Director


     C.W. GILLULY, Ed.D., has served as Chairman of the Board of the Company since June 1992. Dr. Gilluly served as President of the Company from June 1992 until May 1993, and as Chief Executive Officer from June 1992 until September 1997. Dr. Gilluly has served as Chairman of the Board and President of AMASYS and its predecessor, Infotechnology, Inc., since June 1992

     ERIK HENDRICKS has served as a director of the Company since 1991. Since 1979 he has served as the Executive Director and Chief Operating Officer of the Pennsylvania Society for the Prevention of Cruelty to Animals, a non-profit humane society.

     ROBERT A. NIGRO has served as a director of the Company since 1991. Mr. Nigro is an investment banker who specializes in corporate development and turnarounds. Since April 1995, Mr. Nigro has served as Chief Executive Officer of SEI Capital AG.
He joined SEI Investments Company, as Senior Vice President in November 1993. From 1991 to 1993, Mr. Nigro was Chairman and Chief Executive Officer of the National Abandoned Property Processing Company. Mr. Nigro was associated with the First Boston Corporation in various capacities from 1976 to 1990 including serving as Managing Director in the New York and Atlanta offices. Mr. Nigro also serves as a director of AMASYS.

     CHARLES W. TERRY was appointed President of the Company in August 1994 and elected director in December 1994. Mr. Terry was
appointed Chief Executive Officer in September 1997.   From
August 1992 until he joined the Company, Mr. Terry was President of Corporate Cost Management, Inc., an organization specializing in cost management and decisions support software for the healthcare industry. From March 1992 to August 1992, Mr. Terry served as Vice President of Sales and Marketing for Health Payment Review, Inc., a corporation specializing in containment software for health insurance and managed care companies. From 1977 to 1991, Mr. Terry held various key leadership posts in the fields of development, sales, marketing and general management at CompuServe, a leading provider of computer-based information and communication services.

     JOHN D. SANDERS, Ph.D., has served as a director of the Company since 1998. Dr. Sanders serves as a business consultant to emerging technology companies. He was Chairman and Chief Executive Officer of TechNews, Inc., publisher of Washington Technology newspaper, from 1988 to 1996, prior to its sale to The Washington Post Company. In addition, Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington D.C.-based stock brokerage firm, since 1968. Dr. Sanders serves on the boards of ITC Learning Corporation, SenSys Tech, Inc. and Hadron, Inc.

     JOHN S. BRUNETTE, was appointed a director of the Company in September, 2000. Mr. Brunette serves as Senior Vice President and General Counsel of Teleglobe Communications Corporation. Mr. Brunette joined Teleglobe as Senior Vice President, General Counsel and Secretary in October 1998. Prior to that, he was Assistant General Counsel of MCI Communications Corporation (MCI) for over 12 years. During his tenure at MCI, Mr. Brunette was responsible for the finance, securities, and mergers and acquisitions activities of MCI and its subsidiaries. Mr. Brunette has directed numerous transactions involving equity investments, debt issuances, and technologies in the Internet and telecommunications sectors.

Executive Officers

     The following table contains information as of October 23, 2000 as to the executive officers of the Company who are not also directors of the Company:

       Name              Officer Since Office Held With Company
       ----              ------------- ------------------------
       Deborah W. Ikins      1996      Executive Vice President

       Aaron N. Daniels      1999      Vice President,
                                        Finance & Administration,
                                        Chief Financial Officer
                                        and Treasurer

       Sheri Robey-Lapan     1999      Vice President,
                                        Marketing and
                                        Corporate Strategy

       David Lewis           2000      Vice President,
                                        Technology

       DEBORAH W. IKINS (43) was appointed Executive Vice President in May 1999. Ms. Ikins joined the Company in 1993 and was appointed Vice President of Sales in December 1996. From 1991 until 1993, Ms. Ikins was with Micro Research Industries, a division of Telecommunications Industries, Inc., in various sales and customer service management positions. Prior to Micro Research, Ms. Ikins served in customer service management positions with Basis, Inc., a financial database management company.

       AARON N. DANIELS (39) was appointed Vice President, Finance & Administration and Chief Financial Officer of the Company in August 1999 and Treasurer in October 1999. From 1994 through 1999, Mr. Daniels was with The Washington Post Company, first managing financial reporting activities then as Vice President, Treasurer and Chief Financial Officer of Legi-Slate, a wholly owned subsidiary. Mr. Daniels previously worked for the Lafarge Corporation and Pricewaterhouse Coopers.

       SHERI ROBEY-LAPAN (37) was appointed Vice President of Marketing and Corporate Strategy in October 1999. From 1995 through October 1999, Ms. Lapan was the Vice President of Marketing and Communications of the Software and Information Industry Association (SIIA). Prior to SIIA, Ms. Lapan had a variety of marketing positions with publishers including Online Access magazine and Telephony Magazines.

       DAVID LEWIS (46) was appointed Vice President, Technology in October, 2000. Mr. Lewis joined the Company in June, 2000 as Director of Technology. Mr. Lewis comes to COMTEX with more than 20 years of IT experience. Prior to joining, Lewis was a Senior System Architect for S1 Corporation. He has served in an architect capacity for the last seven years at companies such as Novartis, Inc. and Ceridian Corporation.

     There are no family relationships among the directors or executive officers of the Company.

Meetings of the Board of Directors

     The Board of Directors held a total of four meetings during the Company's fiscal year ended June 30, 2000. Each director attended in person or telephonically 100% of the meetings held by the Board of Directors.

     During fiscal year 2000, the Board of Directors' Audit Committee was comprised of Messrs. Hendricks, Nigro and Sanders. Dr. Sanders is Chairman. The Audit Committee recommends engagement of the Company's independent auditors, is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls and has general responsibility in connection with related matters. The Audit Committee met one time during fiscal 2000.

     On May 10, 2000, the Board of Directors unanimously approved a written charter governing the Audit Committee and its responsibilities. A copy of this charter is attached to this proxy statement as Exhibit A. On September 21, 2000, the Audit Committee issued a report to the Board of Directors confirming its review and communication regarding the audited financial statements for the fiscal year ended June 30, 2000. A copy of this report is attached to this proxy statement as Exhibit B.

     The Compensation Committee of the Board of Directors, which held ten meetings in fiscal 2000, is comprised of Messrs. Hendricks, Nigro and Sanders. The Compensation Committee evaluates management's recommendations and makes its own recommendations to the Board of Directors concerning the compensation of the Company's executive officers. It is also responsible for the formulation of the Company's executive compensation policy and the research, analysis and subsequent recommendation regarding the administration of the Company's 1995 Stock Option Plan.

     The Board of Directors does not have a Nominating Committee or an Executive Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.

                         PROPOSAL NO. 2

             AMENDMENT TO THE 1995 STOCK OPTION PLAN

     On September 21, 2000, the Board of Directors adopted, subject to shareholder approval an amendment to the COMTEX News Network, Inc. 1995 Stock Option Plan (the "Plan"). This amendment, if approved by shareholders, will amend the Plan to provide for an automatic annual increase in the number of shares reserved for issuance under the Plan.

     If approved by the shareholders, the number of shares reserved for issuance under the Plan would increase automatically on the first calendar day of each year, commencing on January 1, 2001, by the lesser of (i) 750,000 shares, (ii) five percent (5%) of the then outstanding number of shares of common stock as of end of the immediately preceding calendar year or (iii) such amount as may be determined by the Board of Directors.

     The Board of Directors believes that the adoption of this amendment to the Plan will, among other things, enable COMTEX to offer to COMTEX's directors, officers and employees the opportunity to participate in COMTEX's growth and success, thereby aligning their interests with those of the shareholders. The Board believes that existing option grants and stock awards have contributed substantially to the success of COMTEX, and that its stock option practices are comparable with those of other Internet companies. At the Annual Meeting, the shareholders are being asked to approve this amendment to the Plan.

     If the proposal to amend the option plan was approved, it would cause a substantial, automatic and recurring dilution of shareholders.

Description of the 1995 Stock Option Plan

     The Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue
Code of 1986, as amended and non-qualified stock options.  The
Plan permits the grant of options to key employees, consultants and directors of the Company.

     The Plan is administered by the Compensation Committee consisting of directors Hendricks, Nigro and Sanders. Subject to the provisions of the Plan, the Compensation Committee has full and final authority to select the participants to whom awards are to be granted thereunder, to grant such awards and to determine the terms and conditions of such awards, including vesting and exercise price. The Plan also provides that the Compensation Committee may accelerate the time at which all or a portion of an optionee's options become exercisable in the event of a change in control of the Company.

     Each option is evidenced by a written agreement in a form approved by the Compensation Committee. Options granted under the Plan generally are not transferable by the optionee other than by will or by the laws of descent and distribution and each option is exercisable, during the lifetime of the optionee, only by the optionee. Key employees, including employee directors, and consultants of the Company or any of its subsidiaries are eligible to be considered for the grant of awards under the Plan.

     Under the Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who are 10% shareholders). The exercise price of a non-qualified stock option must be not less than the par value of a share of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option may not exceed ten years (five years in the case of an incentive stock option granted to a 10% shareholder).

     The Board of Directors may alter, amend, suspend or terminate the Plan, provided that no such action shall deprive an optionee, without his consent, of any option granted to the optionee pursuant to the Plan or of any of his rights under such option. Except as provided in the Plan, no amendment by the Board of Directors, unless taken with the approval of the shareholders may (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of securities which may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT
TO THE COMTEX NEWS NETWORK, INC. 1995 STOCK OPTION PLAN.

                         PROPOSAL NO. 3
             RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ending June 30, 2001 The Board of Directors believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting. Ernst & Young were the Company's independent auditors for the prior fiscal year.

     A representative of Ernst & Young is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR
FISCAL YEAR 2001.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning all compensation paid or accrued by the Company to its Chief Executive Officer, President and the other executive officers of the Company who earned total salary and bonus in excess of $100,000 during the fiscal year ended June 30, 2000:

                                     Annual                            Long-Term
                                  Compensation                      Compensation
                                                                        Awards
       Name and          Fiscal                                      Stock Options   All Other
   Principal Position     Year       Salary              Bonus          Granted     Compensation

C.W. Gilluly <F1>        2000         $   70,123           -               -             -
Chairman                 1999         $   61,553           -               -             -
                         1998         $   56,082           -               -             -

Charles W. Terry <F2>    2000         $  169,438        $   295,75         -             -
President and            1999         $  154,897        $  103,851    736,500 <F7>       -
Chief Executive Officer  1998         $  141,854        $   77,012     70,000 <F6>       -

Deborah W. Ikins <F3>    2000         $ 253,287 <F9>    $   32,760     45,000 <F6>       -
Executive Vice           1999         $ 128,295 <F9>    $   11,205     95,500 <F8>       -
President                1998         $ 114,611 <F9>    $    1,205     33,000 <F6>       -

Aaron N. Daniels <F4>    2000         $ 104,839 <F4>    $   12,705     83,000 <F6>       -
Vice President and       1999          -                   -               -             -
Chief Financial Officer  1998          -                   -               -             -

Sheri Robey-Lapan <F5>   2000         $  95,950 <F5>    $   18,428      83,000 <F6>      -
Vice President,          1999          -                   -               -             -
Marketing and            1998          -                   -               -             -
Corporate Strategy
__________________________________


<F1> Dr. Gilluly served as President of the Company until May
     1993 and continues to serve the Company as its Chairman. He served as Chief Executive Officer from June 1992 to
     September 1997.  See "Executive Compensation - Board of
     Directors Interlocks and Insider Participation."

<F2> Mr. Terry was appointed President of the Company in August,
     1994.  He was appointed Chief Executive Officer in September
     1997.

<F3> Ms. Ikins was appointed Executive Vice President in May,
     1999.

<F4> Mr. Daniels was hired and appointed Vice President in August, 1999.

<F5> Ms. Robey-Lapan was hired and appointed Vice President in October,
     1999.

<F6> Options granted pursuant to the Company's 1995 Stock Option
     Plan.  See "Executive Compensation - Stock Option Grants."

<F7> Includes 60,000 shares which were granted pursuant to the
     Company's 1995 Stock Option Plan and 676,500 shares which were granted pursuant to a transfer by Dr. Gilluly of options held by Dr. Gilluly that were previously granted by COMTEX.

<F8> Includes 85,000 shares which were granted pursuant to the
     Company's 1995 Stock Option Plan and 10,500 shares which were granted pursuant to a transfer by Dr. Gilluly of options held by Dr. Gilluly that were previously granted by COMTEX.

<F9> In fiscal years 2000, 1999 and 1998, Ms. Ikins earned base salaries of $111,700, $95,025 and $81,923, respectively. She earned commissions of $141,587, $33,270 and $32,688 respectively in fiscal years 2000, 1999 and 1998, based on the Company's achieving or exceeding certain targeted revenue goals.

Stock Option Grants

     The following table provides details regarding all stock options granted to the named executive officers during the fiscal year ended June 30, 2000.

Option Grants in Fiscal Year 2000

                                                                            Potential
                     Shares     % of Total                         Realizable Value at Assumed
                   Underlying    Options                           Annual Rates of Stock Price
                     Options     Granted     Exercise Expiration   Appreciation for Option Term <F1>
Name                 Granted  in Fiscal Year  Price      Date                5%               10%
-----              ---------- -------------- -------  ----------   -------------------------------------

C.W. Gilluly            -           -           -         -                -                     -

Charles W. Terry        -           -           -         -                -                     -

Deborah W. Ikins   45,000 <F3>     8.20%     $2.05      12/02/2009        $   58,016         $   147,023

Aaron N. Daniels   50,000 <F2>     9.12%     $1.52      09/13/2009        $   47,796         $   121,124
                   33,000 <F3>     6.02%     $2.05      12/02/2009        $   42,545         $   107,816

Sheri Robey-Lapan  50,000 <F2>     9.12%     $1.50      10/12/2009        $   47,167         $   119,530
                   33,000 <F3>     6.02%     $2.05      12/02/2009        $   42,545         $   107,816
________________________________

<F1>    Amounts represent hypothetical gains that could be
      achieved if exercised at the end of the option term. The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in the Common Stock from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Common Stock or amounts that may be ultimately realized upon exercise. The Company does not believe this method accurately illustrates the potential value of a stock option.

<F2>    Options vest one-third upon the date of grant, and one-
      third each on the first and second anniversaries of the date of grant, and expire 10 years after the grant date. The option exercise price is 100% of the fair market value on the date of grant. Options are exercisable for a period of 90 days after termination of employment to the extent vested at that time.

<F3>    Options vest one-third each upon the first, second and
      third anniversaries of the date of grant, and expire 10 years after the grant date. The option exercise price is 100% of the fair market value on the date of grant. Options are exercisable for a period of 90 days after termination of employment to the extent vested at that time.

Option Exercised and Year-End Option Values

   The following table sets forth certain information regarding the value of unexercised options held by the named executive officers as of June 30, 2000.

               Fiscal Year-End Option Values
                                                     Number of Shares          Value of Unexercised
                                 Value            Underlying Unexercised       In-the-Money Options
                   Acquired    Realized           Options at June 30, 2000      at June 30, 2000<F2>
                     upon     From Exercise    Exercisable    Unexercisable   Exercisable  Unexercisable
                  Exercise of Of Options
Name                Options      <F1>
----             -----------  -------------    -----------------------------  --------------------------

C.W. Gilluly         100,000     $784,000         1,904,003             -      $  5,521,608      -

Charles W. Terry         -          -             1,080,508        245,900     $  3,103,331  $  707,806

Deborah W. Ikins      32,000     $110,720           166,100         77,400     $    391,834  $   97,576

Aaron N. Daniels         -          -                16,500         66,500     $     24,420  $   80,930

Sheri Robey-Lapan        -          -                16,500         66,500     $     24,750  $   81,600
__________________________

<F1>  Represents the difference between the exercise price and the market value price on the date of exercise.

<F2>  Represents the difference between the exercise price of the outstanding options and the closing bid price of the Common Stock on June 30, 2000, which was $3.00 per share.
      Options that have an exercise price greater than the fiscal year-end market value are not included in the value calculation.

Stock Option Plan

   In October 1995, the Board of Directors approved the COMTEX News Network, Inc. 1995 Stock Option Plan, which was approved by shareholders in December 1995. The Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options in order to recruit and retain key employees, consultants and directors.

Compensation of Directors

   During fiscal year 2000, the Company's directors were reimbursed for travel expenses in connection with attendance at Board of Directors' meetings. Non-employee directors of the Company also received a fee of $400 for each Board of Directors' meeting attended. Employee directors did not receive additional compensation for Board of Directors' meeting attendance. The Company's directors did not receive any compensation for committee participation during fiscal year 2000.

Employment Agreements

   The Company has an employment contract with Mr. Terry, who was appointed President of the Company in August, 1994. Under the terms of an agreement dated October 1, 1998, Mr. Terry is employed for a one-year period, subject to renewal at the Company's discretion, for two additional one-year terms. The agreement provides that Mr. Terry is to be paid an initial base salary of $160,545, subject to annual increases in salary commensurate with annual increases awarded to other executive officers of the Company. Mr. Terry is entitled to receive six months severance pay in the event the Company terminates his employment or determines not to renew his employment agreement, unless his termination is for reasons of gross negligence, willful misconduct, the commission of a felony, or a crime of
moral turpitude.   Mr. Terry is eligible to receive a bonus based
upon the achievement of specified annual gross revenue and net income goals, and to participate in the Company's Stock Option Plan.

Compensation Committee Report on Executive Compensation

   General. The Company believes its compensation policies are designed to provide competitive levels of compensation that integrate with the Company's annual and long-term quantitative and qualitative performance factors. The compensation policies reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

   The Company establishes compensation based on both objective and subjective criteria. Objective criteria include actual versus target annual operating budget performance and actual versus target revenue growth, either as to the Company as a whole, or as to the officer's particular operating unit. Subjective performance criteria encompass evaluation of each officer's initiative and contribution to overall corporate performance, the officer's managerial ability, and the officer's performance in any special projects that the officer may have undertaken. The Company also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value and therefore uses its Stock Option and Stock Purchase Plans to recruit and retain senior management.

   In addition to the amounts described above, Dr. Sanders also provides consulting to the Company on business and financial matters for which he receives a monthly retainer of $2,500. Dr. Sanders also received a payment of $32,000 for consulting in connection with the a private placement of the Common Stock of the Company to accredited investors in December, 1999.


Compliance with Internal Revenue Code Section 162(M)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that any non-performance-based compensation payable to the executive officers for the 2001 fiscal year will exceed that limit. Because it is unlikely that the actual compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

2000 Compensation for the Chairman

Dr. Gilluly, the Company's Chairman, served as Chief Executive Officer until September 1997, and earned $70,123 for his services during fiscal year 2000. In 1999 and 1998, Dr. Gilluly earned $61,553 and $56,082 for his services, respectively. The Company has agreed to compensate Dr. Gilluly for his continuing services as Chairman, at the rate of approximately $73,200 for fiscal year 2001. Dr. Gilluly does not have an employment agreement or severance agreement with the Company. In 1995, the Committee granted Dr. Gilluly non-qualified stock options, which are now fully vested, under the 1995 Stock Option Plan to purchase a total of 200,000 shares of the Company's Common Stock at the fair market value on the date of grant, of which 100,000 options remain unexercised. No subsequent grants of options have been made to Dr. Gilluly.


2000 Compensation for the President and Chief Executive Officer

   Mr. Terry was appointed President of the Company in August 1994 and was appointed Chief Executive Officer in September 1997. In October 1998, the Company and Mr. Terry renewed a 1994 agreement regarding the terms of Mr. Terry's employment. Mr. Terry's employment agreement is described in "Executive Compensation - Employment Agreements," above. Mr. Terry's compensation during fiscal year 2000 was determined by the terms of his earlier employment agreement. The Compensation Committee believes that Mr. Terry's employment agreement follows the Company's compensation goals and bases his compensation upon both objective quantitative performance factors (a bonus based upon his meeting annual gross revenue and net income goals) and other non-performance based elements (a base annual salary).
                        Submitted by the Compensation Committee

                         Erik Hendricks
                         Robert A. Nigro
                         John D. Sanders, Ph.D.

Board of Directors Interlocks and Insider Participation

   General.   Dr. Gilluly serves as Chairman of the Board of the
Company.  Dr. Gilluly also serves as Chairman and Chief Executive
Officer of AMASYS, which owns approximately 47.1% of the Company's common stock.

     AMASYS holds 4,693,940 (approximately 47%) of the issued and outstanding shares of the Company. 2,540,503 shares of the Company's Common Stock owned by AMASYS are subject to option by Dr. Gilluly. Dr. Gilluly and his spouse (the "Gillulys") also directly own options to acquire an additional 1,804,003 shares of the Company's Common Stock.


Note Payable to AMASYS

     In June 1999, the Company executed an amended Note to AMASYS to incorporate outstanding interest of approximately $254,000 into the principal amount of the note payable to AMASYS due July 1, 2002. The note bears interest at a rate of 10% on the principal balance of $986,954 at June 30, 2000, which was unchanged from the balance at June 30, 1999. The note is collateralized by a continuing interest in all receivables, all products of such receivables and the proceeds thereof, all purchase orders, and all patents and technology now or hereafter held or received by the Company.

     Approximately $105,000, $28,000 and $6,000 in interest was paid to AMASYS during the fiscal years ended June 30, 2000, 1999 and 1998, respectively.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain relationships and related transactions involving directors of the Company and certain other entities are described in "Executive Compensation - Board of Directors Interlocks and
Insider Participation."

                        PERFORMANCE GRAPH

The graph below depicts our stock price as an index assuming $100 invested on July 1, 1995 along with the composite prices of companies listed in the Nasdaq Stock Market (U.S. Companies) Index and a composite of peer group companies in the Internet Information Providers Index. The Nasdaq Stock Market Index and Internet Information Providers Index were prepared by Media General, a source believed to be reliable, although the Company is not responsible for any errors or omissions in such information.

The Internet Information Providers Index includes the following companies: About.com, Inc., Adam.com, Incorporated, America Online, Inc. At Home Corp Series A, Bankrate, Inc. CNET Networks, Inc., DrKoop.com, Inc., Edgar Online, Inc., GoTo.com, Inc., Infonautics, Inc., Infospace Incorporated, Internet.com Corporation, iVillage, Inc., Lycos, Inc., Marketwatch.com, Inc., Mediconsult.com, Inc., Multex.com, Inc., Onesource Information Services, Inc. QuePasa.com, Inc. Salon.com, Scoot.com, PLC ADR, Sportsline.com, Inc., TheGlobe.com, Inc., TheStreet.com, Verticalnet, Inc., Worldpages.com, Inc., Yahoo!, Inc.

The comparisons are required by regulations of the Securities and Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of out common stock.

                                              FISCAL YEAR ENDING
COMPANY / INDEX / MARKET      1995    1996     1997      1998      1999      2000
COMTEX News Network, Inc.   100.00  125.00   156.30    343.80   2062.50   3000.00
Internet Info. Providers    100.00  198.87   261.37   1063.49   4265.69   4731.58
Nasdaq Market Index         100.00  125.88   151.64    201.01    281.68    423.84

The preceding report on executive compensation and the stock performance graph shall not be deemed incorporated by reference into any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate filings made by us under those acts, nor will such report or graph be incorporated by reference into any future filings made by us under those acts, except to the extent that we specifically incorporate this information by reference.

                 COMPLIANCE WITH SECTION 16(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year beginning July 1, 1999 and ended June 30, 2000, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied within a timely manner.


                          ANNUAL REPORT

     A copy of the Company's Annual Report for the fiscal year ended June 30, 2000, including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.

     The Company will furnish any exhibit described in the list accompanying the 2000 Form 10-K upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to the Company at its principal executive offices, 4900 Seminary Road, Suite 600, Alexandria, Virginia 22311, Attention: Corporate Secretary.


                          OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than the matters referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

                             By Order of the Board of Directors


                            /S/ S. AMBER GORDON

                             S. Amber Gordon
                             Corporate Secretary
Date: October 30, 2000

EXHIBIT A

Audit Committee Charter


                    COMTEX News Network, Inc.
                       Board of Directors
                         Audit Committee

Organization

This charter governs the operations of the Audit Committee (the
"committee") of the Board of Directors ("Board") for COMTEX News
Network, Inc  ("COMTEX").  The committee shall:

     O    review and reassess this charter at least annually and
          obtain the approval of the Board.
     O    be appointed by the Board,
     O comprise at least three directors, each of whom are independent of management and COMTEX,
     O include a chair of the committee to be chosen by a majority vote by the members of the committee.

Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of
their independence from management and COMTEX.   In addition, all
committee members shall be financially literate, or become so within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The committee shall provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to COMTEX' financial statements and the financial reporting process. The committee will also assist with the systems of internal accounting and financial controls, the annual independent audit of COMTEX' financial statements and the legal compliance and ethics programs as established, or as may be established, by management and the Board.

In so doing, it is the responsibility of the committee to maintain free and open communications among the committee, independent auditors and management of COMTEX. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of COMTEX and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the committee is to oversee COMTEX' financial reporting processes on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing COMTEX' financial statements and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.
The committee shall take the appropriate actions to set the overall corporate culture and tone for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities.
The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate:

O    The committee shall have a clear understanding with
  management and the independent auditors that the independent auditors are ultimately accountable to the Board and the committee, as representatives of COMTEX' shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and COMTEX and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the Board the selection of COMTEX' independent auditors, subject to shareholders' approval.

O    The committee shall discuss with the independent auditors
  the overall scope and plans for their audit, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of accounting and financial controls, including COMTEX' system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet with the independent auditors, with and without management present, to discuss the results of their examinations.

O    The committee shall review the interim financial statements with management and the independent auditors prior to the filing of COMTEX' Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

O    The committee shall review with management and the
  independent auditors the financial statements to be included in COMTEX' Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

  EXHIBIT B


REPORT OF THE AUDIT COMMITTEE


The audit committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

The committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held one meeting during fiscal year 2000.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2000 for filing with the Securities and Exchange Commission.



John D. Sanders, Audit Committee Chair
Robert Nigro, Audit Committee Member
Erik Hendricks, Audit Committee Member



September 21, 2000

 APPENDIX A


    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                COMTEX NEWS NETWORK, INC.
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                      DECEMBER 7, 2000

         The undersigned appoints Charles W. Terry and S. Amber Gordon, or either of them, with full power of substitution, to attend the Annual Meeting of Shareholders of COMTEX News Network, Inc. on December 7, 2000, and any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and Proxy
Statement:

1.  ELECTION OF DIRECTORS

    [  ]  FOR the SIX nominees listed below
          (except as marked to the contrary below)

    [ ] WITHHOLD AUTHORITY to vote for the SIX nominees listed below

           John S. Brunette, C.W. Gilluly, Erik Hendricks,
           Robert A. Nigro, Charles W. Terry and John D. Sanders


INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below:

_____________________________________________________________


2.  Proposal to amend the COMTEX News Network, Inc. 1995
    Stock Option Plan to provide for an automatic annual
    increase in the number of shares reserved for issuance.             .

    [  ]  FOR this proposal
    [  ]  AGAINST this proposal
    [  ]  ABSTAIN


3. Proposal to ratify the selection of Ernst & Young, LLP as independent auditors for the Company for fiscal year 2001.

    [  ]  FOR this proposal
    [  ]  AGAINST this proposal
    [  ]  ABSTAIN

4. In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

                       PLEASE DATE, SIGN AND RETURN
                       PROXY PROMPTLY
                       Receipt of Notice of Annual
                       Meeting and Proxy Statement
                       is hereby acknowledged

                       -------------------------------
                       Shareholder's Signature

                       -------------------------------
                       Joint Holder's Signature (If applicable)

                       Date:


     When properly executed, this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 2,3 and FOR the election of the nominees of the Board of Directors in the election of directors and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear(s) above.